      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1995

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                             SILICON GRAPHICS, INC.
           (Exact name of the Registrant as specified in its charter)

                                ---------------

                DELAWARE                               94-2789662
      (State or other jurisdiction        (I.R.S. Employer Identification No.)
   of incorporation or organization)

                         2011 NORTH SHORELINE BOULEVARD
                      MOUNTAIN VIEW, CALIFORNIA 94043-1389
                                 (415) 960-1980

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ---------------

                                WILLIAM M. KELLY
      VICE PRESIDENT, BUSINESS DEVELOPMENT, GENERAL COUNSEL AND SECRETARY
                             SILICON GRAPHICS, INC.
                         2011 NORTH SHORELINE BOULEVARD
                      MOUNTAIN VIEW, CALIFORNIA 94043-1389
                                 (415) 960-1980

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                    Copy to:
                               MICHAEL J. KENNEDY
                              SHEARMAN & STERLING
                             555 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 616-1100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED       PROPOSED
                                                                     MAXIMUM        MAXIMUM       AMOUNT OF
      TITLE OF EACH CLASS                          AMOUNT TO BE    OFFERING PRICE   AGGREGATE    REGISTRATION
OF SECURITIES TO BE REGISTERED(1)                   REGISTERED       PER SHARE    OFFERING PRICE     FEE
- -------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value (including
 associated Preferred Share Purchase Rights)....  932,023 Shares(2)   $36.50(3)    $34,018,840(3)  $11,731(3)
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of the Registrant issuable upon conversion of the exchangeable non-voting shares (the "Convertible Shares") of Silicon Graphics Canada Limited, the continuing corporation ("SGC Limited") that will result from the amalgamation of Alias Research Inc., an Ontario corporation, Silicon Graphics Canada, Inc. and 1103707 Ontario Inc., both Ontario corporations and subsidiaries of the Registrant, and be a subsidiary of the Registrant.
(2) Based upon the Registrant's estimate of the number of Convertible Shares to be issued in the Acquisition.
(3) Pursuant to Rule 457(c), the registration fee was computed on the basis of the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange on May 11, 1995.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

[LOGO OF SILICON GRAPHICS]

                                932,023 SHARES

                            SILICON GRAPHICS, INC.
                                 COMMON STOCK
                               PAR VALUE $0.001

  The shares of Silicon Graphics, Inc. common stock, par value $0.001 ("Shares"), to which this Prospectus relates are issuable upon conversion of the exchangeable non-voting shares (the "Convertible Shares") of Silicon Graphics Canada Limited ("SGC Limited"), a subsidiary of Silicon Graphics, Inc. (the "Corporation" or "SGI"), issued in connection with the acquisition of Alias Research Inc. ("Alias") by SGI under the Business Corporations Act (Ontario). Convertible Shares may be converted into Shares at the option of the holder, at any time prior to June 15, 2006 for an amount equal to the market price of SGI's common stock (the "SGI Market Price") plus an additional amount equal to the full amount of declared and unpaid dividends on the Convertible Shares plus all dividends declared on the Shares which have not been declared on the Convertible Shares (the "Dividend Amount", and together with the SGI Market Price, the "Convertible Share Price"), which shall be satisfied by SGC Limited causing to be delivered to such holder one Share for each such Convertible Share and paying to such holder the Dividend Amount.

  The outstanding shares of the Corporation's Common Stock, par value $0.001 ("SGI Common Stock"), are, and the Shares offered hereby will be, listed on the New York Stock Exchange. On May 16, 1995, the closing price of SGI Common Stock as reported on the New York Stock Exchange was $36.875 per share.


                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                  The date of this Prospectus is May 17, 1995.

                             AVAILABLE INFORMATION

  SGI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated by reference in this Prospectus:

  1. SGI's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

  2. SGI's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1994.

  3. SGI's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994.

  4. SGI's Quarterly Report or Form 10-Q for the fiscal quarter ended March 31, 1995.

  5. SGI's Current Report on Form 8-K filed on February 13, 1995.

  6. The description of SGI's capital stock contained in SGI's Registration Statement on Form 8-B filed on March 16, 1990.

  7. The description of SGI's Preferred Share Purchase Rights contained in SGI's amendment on Form 8 to Registration Statement on Form 8-A, filed November 12, 1992.

  All documents filed by SGI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to June 15, 2006 shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO SILICON GRAPHICS, INC., 2011 NORTH SHORELINE BOULEVARD, MOUNTAIN VIEW, CALIFORNIA 94043-1389, ATTENTION: INVESTOR RELATIONS, MAIL STOP 645 (TELEPHONE: (415) 390-
2607).

                                USE OF PROCEEDS

  Because the Shares will be issued upon conversion of the Convertible Shares, the Corporation and its consolidated subsidiaries will receive no net cash proceeds upon such issuance.

                              PLAN OF DISTRIBUTION

  No broker, dealer or underwriter has been engaged in connection with the offering of the Shares covered hereby. The share conversion price of the Convertible Shares was determined in arms-length negotiations in February 1995 between SGI and Alias.

                       DESCRIPTION OF CONVERSION FEATURES

  Set forth below is a summary of the conversion features of the Convertible Shares.

  Pursuant to the share provisions of the Convertible Shares, subject to applicable law and the overriding retraction call rights of Silicon Graphics Manufacturing S.A., a Swiss-incorporated subsidiary of SGI ("Holdco"), described below, holders of Convertible Shares shall be entitled at any time to require SGC Limited to redeem any or all such Convertible Shares and to receive, for each Convertible Share, the Convertible Share Price, which shall be satisfied by SGC Limited causing to be delivered to such holder one Share for each such Convertible Share and paying to such holder the Dividend Amount.

  Holders of Convertible Shares may effect such retraction by presenting a certificate or certificates to SGC Limited or its transfer agent representing the number of Convertible Shares the holder desires to retract, together with a written request (a "Retraction Request") as described in the letter of transmittal specifying the number of Convertible Shares the holder wishes to retract and the date upon which the holder desires to receive the Shares (which date shall be not less than five business days nor more than ten business days after the date on which such Retraction Request is received by SGC Limited) (the "Retraction Date") and acknowledging the overriding retraction call right of Holdco described below and such other documents as may be required to effect the retraction of the Convertible Shares.

  Upon receipt of a Retraction Request, SGC Limited shall immediately notify SGI and Holdco of such request. SGI or Holdco shall thereafter have two business days in which to notify SGC Limited that Holdco intends to exercise its overriding retraction call right to purchase all, but not less than all, of the Convertible Shares submitted by the holder thereof. The purchase price for each such Convertible Share purchased by Holdco shall be the Convertible Share Price, and shall be satisfied by Holdco causing to be delivered to such holder one Share for each such Convertible Share and paying to such holder the Dividend Amount.

  Pursuant to the share provisions of the Convertible Shares, subject to applicable law and the redemption call rights of Holdco described below, on June 15, 2006 (the "Final Redemption Date") SGC Limited shall redeem all, but not less than all, of the then outstanding Convertible Shares by payment of, for each Convertible Share, the Convertible Share Price, which shall be satisfied by SGC Limited causing to be delivered to such holder one Share for each such Convertible Share and paying to such holder the Dividend Amount.

  In addition, Holdco shall have the overriding redemption call right, notwithstanding any proposed redemption of the Convertible Shares by SGC Limited as outlined above, to unilaterally purchase on the Final Redemption Date all, but not less than all, of the outstanding Convertible Shares by payment of, for each Convertible Share, the Convertible Share Price, which shall be satisfied by Holdco causing to be delivered to such holder one Share for each such Convertible Share and paying to such holder the Dividend Amount.

  SGC Limited shall, at least 120 days before the Final Redemption Date, provide SGI and each holder of Convertible Shares with written notice of SGC Limited's redemption of the Convertible Shares or Holdco's exercise of Holdco's overriding redemption call right, as the case may be.

  The Convertible Share Price is subject to adjustment in certain events, including: (a) the issuance of SGI Common Stock as a dividend or distribution on SGI Common Stock to all or substantially all of the then outstanding holders of SGI Common Stock (other than an issue of SGI Common Stock to holders of SGI Common Stock who exercise an option to receive dividends in SGI Common Stock in lieu of receiving cash dividends); (b) the issuance to the holders of all or substantially all of the then outstanding SGI Common Stock of rights, options or warrants entitling them to subscribe for or purchase SGI Common Stock; and (c) the issuance or distribution to holders of all or substantially all of the then outstanding SGI Common Stock of (1) shares or securities of SGI of any class other than SGI Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire SGI Common Stock), (2) rights, options or warrants other than those referred to in (b) above, (3) evidences of indebtedness or (4) assets of SGI.

  SGC Limited is obligated to make the same or an economically equivalent change to, or in the rights of the holders of, the Convertible Shares in the event of any (a) subdivision, redivision or change of the then outstanding SGI Common Stock into a greater number of shares; (b) reduction, combination, consolidation or change of the then outstanding SGI Common Stock into a lesser number of shares; or (c) reclassification, or other change, amalgamation, merger, reorganization or other transaction affecting the SGI Common Stock.

  The record date for any of the foregoing events, or the effective date for such event (if no record date is applicable), will not be earlier than 20 business days after the date on which such event is declared or announced by SGI, and notice thereof is given to SGC Limited.

                                    EXPERTS

  The consolidated financial statements of SGI at June 30, 1994 and 1993, and for each of the three years in the period ended June 30, 1994, which have been incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon for SGI by Shearman & Sterling, San Francisco, California.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               -----------------

                               TABLE OF CONTENTS

Available Information.......................................................   2
Incorporation of Certain
 Documents by Reference.....................................................   2
Use of Proceeds.............................................................   2
Plan of Distribution........................................................   3
Description of Conversion Features..........................................   3
Experts.....................................................................   4
Legal Matters...............................................................   4

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           [LOGO OF SILICON GRAPHICS]

                             SILICON GRAPHICS, INC.

                                 932,023 SHARES

                                  COMMON STOCK
                                PAR VALUE $0.001

                               -----------------

                                   PROSPECTUS

                               -----------------

                                  MAY 17, 1995

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

      Registration Fee............................................... $11,731(2)
      Legal Fees.....................................................  15,000
      Printing and Engraving.........................................   5,000
      Fees of Accountants............................................   3,000
      Blue Sky Fees and Expenses.....................................  15,000
      Stock Exchange Listing Fees....................................   3,500
      Other..........................................................       0
                                                                      -------
        Total........................................................  52,731

- --------
(1) All amounts, other than the registration fee, are estimated and are subject to future contingencies.
(2) See footnote (3) from facing page of Registration Statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintains insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  The following exhibits are filed herewith or incorporated herein by reference.


 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
 4.1(/1/) Restated Certificate of Incorporation of Registrant, dated November
          7, 1994.

 4.2(/1/) Amended and Restated Bylaws of Registrant, dated November 1, 1994.

 4.3(/2/) Amended and Restated Preferred Shares Rights Agreement, dated as of
          May 6, 1992 between the Registrant and The First National Bank of
          Boston, including the Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

 4.4(/3/) First Amendment to Rights Agreement dated as of May 2, 1995 between the Registrant and The First National Bank of Boston.

 5.1*      Opinion of Shearman & Sterling as to the legality of the Registrant's
          Common Stock being registered hereby.

 23.1* Consent of Shearman & Sterling with respect to the legality of securities being registered (contained in Exhibit 5.1).

 23.2* Consent of Ernst & Young, LLP, independent auditors with respect to financial statements of the Registrant.

 24.1*    Power of Attorney (included on pages II-3 and II-4).

- --------
*Filed herewith.
(/1/) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1994.

(/2/) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1992.

(/3/) Incorporated by reference to exhibits to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  provided, however, that the undertakings set forth in paragraphs (1)(i) and
  (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOUNTAIN VIEW, STATE OF CALIFORNIA, ON THE 17TH DAY OF MAY, 1995.

                                          SILICON GRAPHICS, INC.

                                          By  /s/ EDWARD R. McCRACKEN
                                            -----------------------------
                                                  Edward R. McCracken
                                                     Chairman and
                                                Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward R. McCracken, Stanley J. Meresman and William M. Kelly, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities to sign any amendments to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ EDWARD R. McCRACKEN        Chairman, Chief Executive           May 17, 1995
- ------------------------------------  Officer and Director (Principal
        Edward R. McCracken           Executive Officer)


       /s/ THOMAS A. JERMOLUK        President, Chief Operating          May 17, 1995
- ------------------------------------  Officer and Director
         Thomas A. Jermoluk

        /s/ ROBERT R. BISHOP         President, Silicon Graphics         May 17, 1995
- ------------------------------------  World Trade Corporation,
            Robert R. Bishop          and Director


      /s/ STANLEY J. MERESMAN        Senior Vice President, Finance      May 17, 1995
- ------------------------------------  and Chief Financial Officer
        Stanley J. Meresman           (Principal Financial Officer)


        /s/ THOMAS J. OSWOLD         Vice President, Finance and         May 17, 1995
- ------------------------------------  Treasurer
          Thomas J. Oswold

       /s/ DENNIS P. McBRIDE         Vice President, Controller          May 17, 1995
- ------------------------------------  (Principal Accounting Officer)
         Dennis P. McBride


             SIGNATURE                           TITLE                     DATE
             ---------                           -----                     ----
       /s/ ALLEN F. JACOBSON            Director                         May 17, 1995
- ------------------------------------
         Allen F. Jacobson


      /s/ C. RICHARD KRAMLICH           Director                         May 17, 1995
- ------------------------------------
        C. Richard Kramlich


       /s/ JAMES A. McDIVITT            Director                         May 17, 1995
- ------------------------------------
           James A. McDivitt


         /s/ MARK W. PERRY              Director                         May 17, 1995
- ------------------------------------
           Mark W. Perry


        /s/ LUCILLE SHAPIRO             Director                         May 17, 1995
- ------------------------------------
          Lucille Shapiro


        /s/ JAMES G. TREYBIG            Director                         May 17, 1995
- ------------------------------------
          James G. Treybig